Exhibit 99.1

News Release

Media Contacts:

George Minter	(816) 467-3772
Media Relations	(816) 467-3000

Investor Relations:
Neala Hackett	(816) 467-3562

AQUILA SUBSIDIARY REACHES AGREEMENT

TO SELL EVEREST

KANSAS CITY, MO, March 3, 2006 – As part of its continuing plan to divest non-strategic assets, Aquila, Inc. (NYSE:ILA) today announced that its subsidiary, Everest Global Technologies Group, LLC (“EGTG”), has signed an agreement to sell its cable, broadband Internet, and telephony business serving customers in the greater Kansas City metropolitan area. An acquisition subsidiary of Seaport Capital Partners III, L.P., a private equity investment partnership, has agreed to purchase the Lenexa, Kansas-based business. Aquila owns over 97 percent of the membership interests of EGTG.

The agreement provides for the payment in cash of a base purchase price of $85.7 million, subject to a working capital adjustment. Proceeds to Aquila will be reduced by the interests of minority owners, the payment of EGTG debt, and other retained liabilities.

The transaction is expected to close in the second or third quarter of 2006, and is subject to the receipt of various required consents and approvals, the successful completion of Seaport Capital’s financing, and other customary conditions. The sale includes substantially all of the assets of the Everest business, including approximately 170 employees and more than 34,000 residential and business customers. Following closing, the business is expected to operate under the same name and under current management.

“While we will have a new owner, our emphasis on customer service and product innovations will not change,” said Phil Spencer, Everest’s President. “Everest is very excited about continuing our mission to provide the best cable, internet and telephone triple play service available. Our new owner shares our enthusiasm.”

-more-

Everest sale, page 2

Daniels & Associates, L.P. is acting as financial advisor to EGTG and Aquila for this transaction.

Based in New York, NY, Seaport Capital focuses on investments in the media and telecommunications industries and has over $450 million under management. More information is available at www.seaportcapital.com.

Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution utilities serving 1.3 million customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. More information is available at www.aquila.com.

Forward Looking Statement

This press release contains forward-looking information. Forward-looking information involves risk and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking information in this press release includes the statement that the transaction is expected to close in the second or third quarter of 2006. Because one or more of the closing conditions to the transaction may not be satisfied, the transaction may not close in that timeframe or at all.

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